                                                                    Exhibit 99.3


              (HORNBECK OFFSHORE SERVICES, INC LOGO APPEARS HERE)

                        HORNBECK OFFSHORE SERVICES, INC.
                               Service with Energy

                               ---NEWS RELEASE---

TO: BUSINESS WIRE, DAILY PAPERS, TRADE PRESS,            FOR: IMMEDIATE RELEASE
    FINANCIAL AND SECURITIES ANALYSTS

CONTACTS: TODD HORNBECK, CEO        (985) 727-2000, EXT. 206
          JIM HARP, CFO             (985) 727-2000, EXT. 203

             HORNBECK OFFSHORE REPORTS SECOND QUARTER 2003 RESULTS,
      ANNOUNCES DELIVERY OF 240-FT. HOS GEMSTONE, EXPANSION INTO MEXICO AND
               ACQUISITION OF AN ADDITIONAL 220-FT. DEEPWATER OSV

NEW ORLEANS, LOUISIANA - (BUSINESS WIRE) -- AUGUST 7, 2003

SECOND QUARTER RESULTS

         Hornbeck Offshore Services, Inc. ("Hornbeck" or "the Company") announced today that revenues for the quarter ended June 30, 2003 increased 22.1 percent to $26.0 million compared to $21.3 million for the same quarter in 2002. Operating income was $8.6 million or 33.1 percent of revenues for the second quarter of 2003, compared to $8.2 million or 38.5 percent of revenues for the same quarter in 2002. Second quarter 2003 net income was $2.7 million compared to $2.8 million for the second quarter 2002.

         The primary reason for the increase in revenue was the increase in the size of the Company's fleet by an average of 4.0 deepwater offshore supply vessels ("OSVs") during the second quarter 2003 compared to the second quarter 2002. The decrease in operating margin was primarily due to soft market conditions in the Company's deepwater OSV segment, and with respect to its tug and tank barge segment, a change in contract mix and substantially higher number of vessel days out of service for scheduled drydockings in the second quarter 2003.

FIRST HALF RESULTS

         For the first half of 2003, revenues increased 21.1 percent to $53.4 million resulting in operating income of $19.0 million or 35.6 percent of revenues, compared to first-half 2002 revenues of $44.1 million that resulted in operating income of $17.6 million or 39.9 percent of revenues. Net income totaled $7.0 million for the first six months of 2003, compared to net income of $6.3 million for the first six months of 2002.

MANAGEMENT DISCUSSION

         The Company took delivery of a total of five newly constructed, deepwater OSVs on June 13, August 11 and October 20, 2002 and March 17 and June 19, 2003, respectively, all of which are 240ED or 265-ft. class OSVs. The $4.7 million net increase in second quarter 2003 revenue over the prior year quarter was comprised primarily of incremental revenue from these newly constructed vessels. This increase was offset, in part, by a decrease in the average dayrate of its other OSVs, primarily its 200-ft. class vessels, due to soft market conditions in the deepwater Gulf of Mexico. Operating costs and depreciation expense increased by a combined $3.7 million, primarily related to the incremental quarter-over-quarter effect of the five new, larger class OSVs. In addition, as previously announced, the Company completed the acquisition of five 220-ft. deepwater OSVs on June 26, 2003.

         Todd Hornbeck, President and CEO, stated, "As anticipated on our last conference call, we continue to experience choppy market conditions in our deepwater OSV segment. In response, we have mobilized a third OSV to Trinidad and are pleased to report that we have secured our first time charter in Mexico, a two-year contract for service to Pemex. Despite a soft market, we have posted another quarter of strong financial results. The revenue contribution from our tug and tank barge segment is seasonally down from the first quarter, as expected. Meanwhile, over the last seven weeks, we have increased the size of our deepwater OSV fleet by seven vessels, beginning on June 19th with the delivery of the second vessel under our third newbuild program and ending yesterday with the acquisition of an additional deepwater vessel from Candy Fleet."

CERTAIN RECENT DEVELOPMENTS

         On June 19, 2003, Hornbeck took delivery of the HOS Gemstone, the Company's second 240ED-class offshore supply vessel. The HOS Gemstone, which was delivered two weeks early by the shipyard, is currently working under a one-year time charter with a large independent oil and gas company to support its deepwater operations in the Gulf of Mexico.

         On July 11, 2003, the Company commenced service with the 240-ft. class HOS Deepwater in Mexico under a two-year time charter for Pemex. The HOS Deepwater will retain its U.S.-flag status during the term of the charter, which will enable the Company to return the vessel to Jones Act service in the U.S. Gulf of Mexico after the expiration of the charter and any renewals.

         On August 6, 2003, the Company acquired an additional 220-foot deepwater OSV. The vessel was purchased from Candy Marine Investment Corporation ("Candy Fleet") for $9.0 million. The closing of the transaction was effected after satisfying certain conditions precedent to closing, including the receipt in July of $13.5 million in proceeds of the Company's previously announced $30 million private offering of common stock, and satisfactory completion of a drydocking and survey of the vessel in early August. Hornbeck plans to continue operating the acquired OSV, which was renamed the HOS Mariner, in the deepwater Gulf of Mexico. In connection with the acquisition, the Company was also granted options to purchase three 180-foot offshore supply vessels from Candy Fleet for an aggregate exercise price of $4.5 million. The options will expire on August 6, 2004.

CONFERENCE CALL

         The Company will hold a conference call to discuss its second quarter 2003 financial results and recent developments at 10:00 a.m. (Central Time) today, August 7, 2003. To participate in the call, callers in the United States/Canada can dial toll-free (800) 642-9816 and international callers can dial (706) 679-3206. The conference ID for all callers is 1924925.

         An archived version of the call will be available for replay beginning at 12:00 noon (Central Time) today, August 7, 2003 and ending at midnight Thursday, August 14, 2003. To access the replay, the toll-free number for callers in the United States is (800) 642-1687 while the number for international callers is (706) 645-9291. The conference ID for all callers is 1924925.

         Hornbeck Offshore Services, Inc. is a leading provider of marine transportation services through the operation of newly constructed deepwater offshore supply vessels in the U.S. Gulf of Mexico, Trinidad and Mexico, and ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, "News" and "Investors."

                           FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore's plans and intentions. These have been based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

                                      ####

                                                                          03-008

                HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except Other Operating Data)

                                          THREE MONTHS ENDING          SIX MONTHS ENDING
                                                JUNE 30,                    JUNE 30,
                                         ----------------------      ----------------------
                                           2003          2002          2003          2002
                                         --------      --------      --------      --------
STATEMENT OF OPERATIONS (UNAUDITED):
Revenue ................................ $ 26,010      $ 21,315      $ 53,357      $ 44,058
Operating expenses .....................   10,575         8,064        21,049        16,096
Depreciation and amortization ..........    3,996         2,811         7,617         5,352
General and administrative expenses ....    2,819         2,205         5,713         5,053
                                         --------      --------      --------      --------
Total operating expenses ...............   17,390        13,080        34,379        26,501
                                         --------      --------      --------      --------
Operating income .......................    8,620         8,235        18,978        17,557
Interest expense .......................    4,357         3,855         8,574         7,796
Interest income ........................      (43)         (202)         (115)         (448)
Other income, net 2 ....................       --            --          (707)           --
                                         --------      --------      --------      --------
Income before income taxes .............    4,306         4,582        11,226        10,209
Income tax expense .....................   (1,633)       (1,741)       (4,263)       (3,879)
                                         --------      --------      --------      --------
Net income ............................. $  2,673      $  2,841      $  6,963      $  6,330
                                         ========      ========      ========      ========

OTHER FINANCIAL DATA (UNAUDITED):
EBITDA 1
Net income ............................. $  2,673      $  2,841      $  6,963      $  6,330
Plus (minus):
Interest expense .......................    4,357         3,855         8,574         7,796
Income tax expense .....................    1,633         1,741         4,263         3,879
Depreciation and amortization ..........    3,996         2,811         7,617         5,352
Other income, net 2 ....................       --            --          (707)           --
                                         --------      --------      --------      --------
EBITDA ................................. $ 12,659      $ 11,248      $ 26,710      $ 23,357
                                         ========      ========      ========      ========

                                                                AS OF JUNE 30,      AS OF DECEMBER 31,
                                                                    2003                   2002
                                                             ------------------     ------------------
BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents ..............................     $           14,747     $           22,228
Working capital ........................................                 27,212                 22,265
Property, plant and equipment, net .....................                297,965                226,232
Total assets ...........................................                356,092                278,290
Total debt .............................................                212,542                172,350
Stockholders' equity ...................................                106,357                 71,875

1 Earnings before interest expense, provision for income taxes, depreciation and amortization ("EBITDA") is an important financial performance measure that is used by ratings agencies, lenders and most of the Company's investors, particularly those who invest in the Senior Notes, as well as investment banks that issue high yield debt research on the Company. In addition, EBITDA is used in the financial ratios and covenants included in the credit agreement governing the revolving line of credit and the indenture governing the Senior Notes. This table reflects the calculation of EBITDA. EBITDA is presented as it is commonly used by certain investors to analyze and compare operating performance and to determine a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flow or other income or cash flow data or as a measure of a company's profitability or liquidity and is not a measure calculated in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable with similarly titled measures reported by other companies. In determining the Company's EBITDA, other income or (expense) is excluded, except for equity in income from investments.

2 Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

               HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except Other Operating Data)

                                                  THREE MONTHS ENDING                  SIX MONTHS ENDING
                                                        JUNE 30,                            JUNE 30,
                                             ------------------------------      ------------------------------
                                                 2003              2002              2003              2002
                                             ------------      ------------      ------------      ------------
OTHER OPERATING DATA (UNAUDITED):
OFFSHORE SUPPLY VESSELS:
Average number .........................             14.2              10.2              13.7               9.8
Average utilization rate 1 .............             92.3%             95.9%             91.0%             95.9%
Average dayrate 2 ......................     $     12,062      $     11,597      $     12,220      $     11,795

TUGS AND TANK BARGES:
Average number of tank barges ..........             16.0              16.0              15.8              16.0
Average fleet capacity (barrels) .......        1,156,330         1,130,727         1,133,797         1,130,727
Average barge size (barrels) ...........           72,271            70,670            71,893            70,670
Average utilization rate 1 .............             67.8%             73.9%             75.4%             80.4%
Average dayrate 3 ......................     $     10,999      $      9,511      $     11,239      $      9,505

1 Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

2 Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

3 Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost of in- chartering third party equipment paid by customers.